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                                                                    EXHIBIT 99.1

                          [WYNDHAM INTERNATIONAL LOGO]

         Analyst Inquiries:                         Media Inquiries:
         ------------------                         ----------------
         Elizabeth Williams                         Darcie Brossart
         ewilliams@wyndham.com                      dbrossart@wyndham.com
         (214) 863-1389                             (214) 863-1335


                       WYNDHAM INTERNATIONAL SUCCESSFULLY
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                         AMENDS SENIOR CREDIT FACILITIES
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                        Maturities To Be Extended To 2006

     DALLAS (June 2, 2003) - Wyndham International, Inc. (AMEX:WBR) announced today the successful amendment of its senior corporate credit facilities with a consortium of lenders led by J.P. Morgan Chase, as administrative agent. Pursuant to the terms of the amendments, the maturity date of Wyndham's increasing rate loans (IRLs) and revolving credit facility, which are currently scheduled to mature on June 30, 2004, will be extended to April 1, 2006, upon satisfaction of certain conditions. As a result of the extensions, there would be no significant corporate facility maturities until 2006.

     To effect the maturity extensions, Wyndham must repay certain levels of existing debt under the corporate credit facilities, among other requirements, within nine months. Excess proceeds of financings and asset sales will be applied to meet the target repayments. Over 95 percent of the IRLs and revolving credit facility lenders voted in favor of the amendment, and the loans held by the non-consenting lenders will retain the original maturity date.

     "This amendment is a significant achievement for our company," stated Fred
J. Kleisner, Wyndham's chairman and chief executive officer. "This, coupled with our continued focus on operational initiatives, positions us to take full advantage of the economic recovery when it occurs. We especially appreciate the vote of confidence from our lenders whose support is instrumental to our success."

     Wyndham International, Inc. offers upscale and luxury hotel and resort accommodations through proprietary lodging brands and a management services division. Based in Dallas, Wyndham International owns, leases, manages and franchises hotels and

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Wyndham International Successfully Amends Senior Credit Facilities
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resorts in the United States, Canada, Mexico, the Caribbean and Europe. For more information, visit www.wyndham.com. For reservations, call 800-WYNDHAM.

Cautionary Statement
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This press release contains certain forward-looking statements within the meaning of Sections 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including projections about future operating results. The Company's results, expectations and objectives could differ materially from those set forth in the forward-looking statements. Certain factors that might cause a difference include, but are not limited to, risks associated with the availability of equity or debt financing at terms and conditions favorable to Wyndham; risks associated with the course of litigation; Wyndham's ability to effect sales of assets on favorable terms and conditions; Wyndham's ability to integrate acquisitions into its operations and management; risks associated with the hotel industry and real estate markets in general; competition within the lodging industry; the impact of general economic conditions; travelers' fears of exposure to contagious diseases; the impact of terrorist activity or war, threats of terrorist activity or war and responses thereto on the economy in general and the travel and hotel industries in particular; risks associated with debt financing; and other risks and uncertainties set forth in the company's annual, quarterly and current reports, and proxy statements.